Exhibit 10.3

Site Delivery Bonus Agreement

This Site Delivery Bonus Agreement (the “Agreement”) is made as of October 26, 2026 by and between AIB Data Centers Inc., a Delaware corporation (the “Company”), and Jason Burnett (“Executive”). This Agreement is intended to and shall supplement that certain Offer Letter, dated October 22nd, 2026 by and between the Company and the Executive (the “Offer Letter”) for the role of Chief Operations Officer of the Company and sets out the site delivery bonus agreed with the Company.

1. Bonus Amount

The Company will pay Executive a bonus for each site delivered to a customer under a signed lease, subject to the terms, milestones and conditions of this Agreement. The amount is fixed by the IT load contracted in the applicable lease when it is signed:

Contracted IT load	Total onus per site
Up to 30 MW	$100,000
Over 30 MW, up to 60 MW	$150,000
Over 60 MW	$200,000

A site with more than one data hall for the same customer, such as CLT1, counts as one site.

2. Stages and Payment

Each bonus is earned and payable in three stages. A milestone shall be deemed achieved once the Chief Executive Officer confirms the completion of the milestone in writing, and the Company pays the applicable portion of the bonus to the Executive in a lump sum cash payment within 30 days after the stage is reached, less applicable taxes and other withholdings.

Stage	Milestone	Share
1	Site financing has closed and construction has started	25%
2	Energization: utility power on and commissioning complete	25%
3	Customer handoff (for a multi-hall site, of the final hall)	50%

3. Delivery Adjustment

At customer handoff, the site’s Stage 3 bonus may be increased, in the sole discretion of the Company, 50% if the site is delivered by the lease delivery date without drawing on budget contingency. The Stage 3 bonus decreases by 50%, if handoff is later than the customer’s grace period under the lease (60 days if the lease sets none)

4. Scope

This Agreement covers the first ten sites to reach customer handoff. After the tenth, the Company may renew the plan on terms it sets; no bonus is owed for later sites unless renewed in writing.

5. Conditions

5.1 Executive earns a stage only if employed by the Company when its milestone is reached. Stages not yet earned are forfeited when employment ends for any reason, whether initiated by the Company or the Executive and whether or not for cause. Stages already earned are paid, except that any stage not yet paid is forfeited if the Executive’s employment is terminated for any reason prior to payment.

5.2 No stage is earned for a milestone reached before October 26, 2026.

5.3 If a site is abandoned or its lease is terminated before customer handoff, no further stages are earned for it. Stages already paid for that site are offset against later bonuses and other compensation, and any balance remaining when employment ends is repaid within 30 days to the extent not recovered by offset. Executive authorizes these offsets and deductions from wages for a lawful purpose in writing.

5.4 A sale of the Company does not accelerate any stage.

5.5 All bonuses are subject to the Company’s clawback or recoupment policy, as in effect or as may be adopted or amended from time to time. Executive acknowledges receipt of, and agrees to be bound by, that policy. In addition, and without limiting the foregoing, Executive must repay, on demand, any stage paid in error or paid in the 12 months before a termination for cause, as determined in the Company’s sole discretion. These recoupment rights are in addition to, and not in lieu of, any other rights of the Company, and the Company’s clawback policy governs in the event of any conflict.

5.6 This Agreement does not affect Executive’s eligibility for a discretionary annual bonus under the Offer Letter.

6. General

Payments are subject to tax withholding and are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, as each should fall within the short-term deferral exemption thereunder. This Agreement does not change the Offer Letter and replaces the October 8, 2026 term sheet on the site delivery bonus. It may be amended only in writing signed by both parties, is governed by Texas law, and may be signed in counterparts and electronically. The Company may assign it to a successor; Executive may not assign it.

The Board of Directors of the Company (or its Compensation Committee) has approved this Agreement and has sole authority to administer and interpret it, to determine whether and when each milestone has been achieved, and to resolve any ambiguity, and all such determinations are final, conclusive, and binding to the maximum extent permitted by applicable law.

Nothing in this Agreement confers any right to continued employment or constitutes a contract of employment of any kind. Executive’s employment remains at will and may be terminated by the Company or by Executive at any time, with or without cause and with or without notice. This Agreement does not create, and shall not be construed to create, any severance, change-in-control, or guaranteed-compensation right. Executive has no right to any stage until it is paid and no right to any renewed or future bonus arrangement, which remains in the Company’s sole discretion. This Agreement, together with the Offer Letter, constitutes the entire agreement of the parties with respect to the site delivery bonus and supersedes all prior and contemporaneous understandings on that subject, whether written or oral.

Signatures

AIB Data Centers Inc.		Name:	Jason Burnett

By:		Date:
Name:	Jerry Tang	ACTIVE 730002548
Title:	Chief Executive Officer
Date:

Executive

Signature: ______________________________

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